EXHIBIT 5.1

601 Lexington Avenue

New York, New York 10022-4611

(212) 446-4800

www.kirkland.com

March 11, 2016

Capital Auto Receivables LLC

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

Re:	Enforceability Opinion

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel to Capital Auto Receivables LLC (the “Depositor”) and Ally Financial Inc. (“Ally Financial”) in connection with the issuance of the Notes (as defined on Exhibit A hereto) by Capital Auto Receivables Asset Trust 2016-1 (the “Issuing Entity”) pursuant to an Indenture (the “Indenture”), to be dated as of March 16, 2016 (the “Issuance Date”), between the Issuing Entity and Deutsche Bank Trust Company Americas, as indenture trustee (the “Indenture Trustee”), and the Certificates (as defined on Exhibit B hereto) pursuant to a Trust Agreement, dated as of February 5, 2016 (the “Original Trust Agreement”) among Ally Financial, as servicer, the Depositor and BNY Mellon Trust of Delaware, as owner trustee (the “Owner Trustee”), to be amended and restated as of the Issuance Date (as so amended and restated, the “Trust Agreement”), between the Depositor and the Owner Trustee. The Certificates will be retained initially by the Depositor and may be subsequently sold by the Depositor in one or more separate transactions intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”). Only the Notes are being offered for sale in a transaction pursuant to the registration requirements of the Act.

The Issuing Entity intends to issue the Notes on the Issuance Date.

We are generally familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of the Notes, and in order to express the opinion hereinafter stated, we have, among other things, examined and relied, to the extent we deem proper, on the following documents:

(i) a copy of the registration statement on Form SF-3 (File No. 333-208079) that was filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 415 under the Act on November 17, 2015, as amended by Pre-Effective Amendment No. 1 on December 23, 2015, by Pre-Effective Amendment No. 2 on

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Capital Auto Receivables LLC

March 11, 2016

January 14, 2016 and by Pre-Effective Amendment No. 3 on January 29, 2016, with respect to asset-backed notes, including the Notes, to be issued and sold in series from time to time, including the exhibits thereto, in the form in which it most recently became effective;

(ii) a copy of the preliminary prospectus, dated March 3, 2016, relating to the Notes that was filed with the Commission pursuant to Rule 424(h) under the Act on March 3, 2016, and a copy of the prospectus, dated March 9, 2016 (the “Prospectus”), relating to the Notes to be filed with the Commission pursuant to Rule 424(b)(5) under the Act on or before March 11, 2016;

(iii) the Original Trust Agreement and a form of the Trust Agreement;

(iv) a form of the Trust Sale and Servicing Agreement among the Depositor, Ally Financial, as seller, servicer and custodian, and the Issuing Entity;

(v) a form of the Indenture;

(vi) a form of the Administration Agreement among the Issuing Entity, the Indenture Trustee and Ally Financial, as administrator;

(vii) a form of the Asset Representations Review Agreement among Clayton Fixed Income Services LLC, Ally Financial and the Issuing Entity;

(viii) a form of the Pooling and Servicing Agreement between Ally Financial and the Depositor; and

(ix) such other documents as we have deemed necessary for the expression of the opinions contained herein (collectively, the documents described in clauses (iii) through (viii) are referred to herein as the “Transaction Documents”).

In our examination, we have assumed that the Transaction Documents will be executed in the form submitted to us. We have also assumed, without independent verification, that the facts and representations and warranties in the documents upon which we relied are true and correct, and that the transactions contemplated by such documents have been or will be consummated strictly in accordance with their terms.

On the basis of the foregoing and on the basis of our examination of the Depositor’s Certificate of Formation and its Limited Liability Company Agreement, as amended, and a review of a Certificate of the Secretary of State of the State of Delaware as to the good standing of the Depositor, it is our opinion that:

(a)	The Depositor is a limited liability company validly existing and in good standing under the laws of the State of Delaware.

Capital Auto Receivables LLC

March 11, 2016

(b)	When duly executed and authenticated by the Indenture Trustee, in accordance with the terms of the Indenture, and issued and delivered against payment thereof, the Notes will have been duly authorized by all necessary action of the Issuing Entity and will have been legally issued and will be enforceable in accordance with their terms and entitled to the benefits of the Transaction Documents, except as the same may be limited by Title 11 of the United States Code or other bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors’ rights or the relief of debtors, as may be in effect from time to time, or by general principles of equity.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of securities or “Blue Sky” laws of the various states to the offer or sale of the Notes.

We wish to advise you that we are members of the bar of the State of New York and the opinions expressed herein are limited to the laws of the State of New York, the federal law of the United States of America and the Delaware Limited Liability Company Act.

We hereby consent to the filing of this opinion with Form 8-K in connection with the sale of the Notes and the reference to our firm in the Prospectus under the caption “Legal Opinions.” In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP

EXHIBIT A

Notes

$247,000,000 aggregate principal balance of the Class A-1 0.75000% Asset Backed Notes (the “Class A-1 Notes”);

$105,000,000 aggregate principal balance of the Class A-2a 1.50% Asset Backed Notes (the “Class A-2a Notes”);

$195,000,000 aggregate principal balance of the Class A-2b Floating Rate Asset Backed Notes (the “Class A-2b Notes”);

$242,000,000 aggregate principal balance of the Class A-3 1.73% Asset Backed Notes (the “Class A-3 Notes”);

$85,660,000 aggregate principal balance of the Class A-4 1.98% Asset Backed Notes (the “Class A-4 Notes”);

$38,360,000 aggregate principal balance of the Class B 2.67% Asset Backed Notes (the “Class B Notes”);

$38,360,000 aggregate principal balance of the Class C 3.34% Asset Backed Notes (the “Class C Notes”); and

$39,900,000 aggregate principal balance of the Class D 4.03% Asset Backed Notes (the “Class D Notes”).

The Class A-1 Notes, the Class A-2a Notes, the Class A-2b Notes, the Class A-3 Notes, the Class A-4 Notes, the Class B Notes, the Class C Notes and the Class D Notes are referred to collectively herein as the “Notes.”

EXHIBIT B

Certificates

100% Fractional Undivided Interest of Asset Backed Certificates (the “Certificates”).